Exhibit 99.1

FOR IMMEDIATE RELEASE	August 7, 2007

PROPEX INC. ANNOUNCES 2007 SECOND QUARTER

FINANCIAL RESULTS

Chattanooga, Tennessee, August 7, 2007 – Propex Inc. today announced 2007 second quarter financial results.

	Three Months Ended			Six Months Ended
	July 1,	June 30,		July 1,	June 30,
	(dollars in millions)
	2007	2006 (b)	% Increase/ (Decrease)	2007	2006 (b)	% Increase/ (Decrease)
Income (loss) before income taxes	$0.8	$48.1	(98.3)%	$(4.4)	$26.5	NM
Interest expense	8.6	8.8	(2.3)%	17.6	21.3	(17.4)%
Depreciation and amortization	7.8	7.9	(1.3)%	15.2	14.5	4.8%

Income before interest, income taxes, depreciation and amortization (EBITDA) (a)	$17.2	$64.8	(73.5)%	$28.4	$62.3	(54.4)%

(a)	– EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA with certain adjustments. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.
(b)	– On January 31, 2006, the Company acquired all the outstanding capital stock of SI Concrete Systems Corporation (now Propex Concrete Systems Corporation) and SI Geosolutions Corporation (now Propex Geosolutions Corporation), collectively known as SI, for approximately $232.6 million including certain purchase price adjustments and direct acquisition costs. These results include SI’s results of operations from January 31, 2006.
NM	– Not meaningful

Net revenue

For the three months ended July 1, 2007, total net revenue decreased $21.2 million, or 10.3%, to $184.3 million from $205.5 million in the corresponding period of the prior year. The net revenue decrease is due to a decrease in North America furnishings net revenue of $28.5 million, a decrease in North America industrial products net revenue of $0.2 million, and a decrease in North America geosynthetics net revenue of $0.2 million. The segment decreases were partially offset by an increase in concrete fiber net revenue of $2.5 million, an increase in Europe net revenue of $0.2 million and an increase in Brazil net revenue of $5.0 million from the corresponding period in the prior year.

For the six months ended July 1, 2007, total net revenue decreased $58.2 million, or 14.7%, to $338.4 million from $396.6 million in the corresponding period of the prior year. This net revenue decrease is due to a decrease in North America furnishings net revenue of $66.7 million, a decrease in North America industrial products net revenue of $7.1 million, and a decrease in North America geosynthetics net revenue of $1.9 million. The segment decreases were partially offset by an increase in concrete fiber net revenue of $7.4 million, an increase in Europe net revenue of $2.9 million and an increase in Brazil net revenue of $7.2 million from the corresponding period in the prior year.

The following table compares revenue performance for the quarter ended July 1, 2007 with the quarter ended June 30, 2006:

	Three Months Ended			Six Months Ended
	July 1,	June 30, (a)		July 1,	June 30, (a)
	(dollars in millions)
Net revenue	2007	2006	% Increase	2007	2006	% Increase
North America
Furnishings	$60.8	$89.3	(31.9)%	$122.8	$189.5	(35.2)%
Geosynthetics	45.3	45.5	(0.4)%	69.1	71.0	(2.7)%
Industrial Fabrics	15.7	15.9	(1.3)%	30.8	37.9	(18.7)%
Concrete fiber	21.9	19.4	12.9%	37.1	29.7	24.9%
Europe	26.5	26.3	0.8%	53.7	50.8	5.7%
Brazil	14.1	9.1	54.9%	24.9	17.7	40.7%

Total net revenue	$184.3	$205.5	(10.3)%	$338.4	$396.6	(14.7)%

(a)	Prior to 2007, the Industrial Products segment included all of our Mexico manufacturing and selling activities because the majority of its activities related to industrial products. Beginning in 2007, manufacturing and selling activity for Mexico is attributable to the furnishings and industrial segments. We have revised the industrial products and furnishings segments for 2006 to make them comparable to the current year presentation.

Cost of sales

For the three months ended July 1, 2007, cost of sales decreased $14.8 million, or 9.0% to $150.5 million from $165.3 million in the corresponding period of the prior year. For the six months ended July 1, 2007, cost of sales decreased $51.1 million, or 15.6% to $277.0 million from $328.1 million in the corresponding period of the prior year. The decrease in cost of sales primarily reflects volume decreases in carpet backing resulting from the backward integration efforts of Shaw Industries and Mohawk Industries, Inc., formerly two of our largest customers and the absence in 2007 of the $7.7 million inventory fair value adjustment associated with the 2006 SI acquisition. Partially offsetting the decrease is the inclusion of SI operations for the six months of 2007 versus the five months of 2006 related to the SI acquisition on January 31, 2006.

As a percentage of net revenue, cost of sales increased to 81.7% for the three months ended July 1, 2007 from 80.4% in the corresponding period of the prior year due primarily to changes in product mix. As a percentage of net revenue, cost of sales decreased to 81.9% for the six months ended July 1, 2007 from 82.7% in the corresponding period of the prior year due primarily to the change in our product mix following the backward integration efforts, the partial pass through of raw material costs, the elimination of the $7.7 million fair value adjustment related to the 2006 SI acquisition, and the inclusion of SI results for the six months of 2007 versus the five months of 2006 related to the SI acquisition on January 31, 2006.

Selling, general and administrative

For the three months ended July 1, 2007, selling, general and administrative expenses decreased to $24.7 million from $25.6 million for the three months ended June 30, 2006. As a percentage of net revenue, selling, general and administrative expenses for the three months ended July 1, 2007 increased to 13.4% from 12.5% in the same prior year period.

For the six months ended July 1, 2007, selling, general and administrative expenses decreased to $48.5 million from $51.6 million for the six months ended June 30, 2006. As a percentage of net revenue, selling, general and administrative expenses increased to 14.3% in the six months ended July 1, 2007 from 13.0% in the prior year.

For the three and the six months ended July 1, 2007, the decrease in selling, general and administrative expenses, in dollars, reflect the lower costs due to the elimination of redundant selling, general and administrative costs as a result of the integration of SI and reduction in workforce associated with the sale of the Roanoke facility. Partially offsetting the decrease is the inclusion of the concrete segment expense, with its higher selling expense, for the six months ended July 1, 2007 as compared to five months for the first half of the year ended June 30, 2006.

Income (loss) before interest and income taxes

For the three months ended July 1, 2007, income before interest and taxes decreased $47.8 million to $8.8 million from $56.6 million for the three months ended June 30, 2006. The decrease in income before interest and income taxes for the second quarter of 2007 compared to the second quarter of the prior year relates primarily to a gain from the sale of the Roanoke facility, during 2006, of $44.5 million. In addition, for the three months ended July 1, 2007, North America furnishings had segment income of $9.4 million and Europe and Brazil had segment incomes of $1.9 million and $0.8 million, respectively. The segment incomes were partially offset by segment losses for North America industrial products of $0.4 million, North America concrete fiber of $1.5 million and for North America geosynthetics of $1.4 million. The segment results for the three months ended July 1, 2007 included restructuring charges of $0.4 million compared to restructuring and integration charges totaling $5.6 million for the three months ended June 30, 2006.

For the six months ended July 1, 2007, income before interest and taxes decreased $35.0 million to income before interest and taxes of $12.0 million from $47.0 million for the six months ended June 30, 2006. The decrease in income before interest and income taxes for the six months ended July 1, 2007 compared to the prior year related primarily to the 2006 gain from the sale of the Roanoke facility. In addition, for the six months ended July 1, 2007, North America furnishings had segment income of $15.9 million, and Europe and Brazil had segment incomes of $3.7 million and $1.4 million, respectively. The segment incomes were partially offset by segment losses for North America industrial products of $2.5 million, North America concrete fiber of $3.1 million and for North America geosynthetics of $3.4 million. The segment results for the six months ended July 1, 2007 included restructuring charges of $0.9 million compared to restructuring charges, integration charges, asset impairments, and a fair value inventory adjustment related to the SI acquisition totaling $25.5 million for the six months ended June 30, 2006. The $25.5 million in adjustments for the six months ended June 30, 2006 reflect $6.4 million in restructuring charges, $2.2 million of business integration charges, $3.7 million of in-process research and development charges and $5.5 million of asset impairment recognized in operations and by amortization of $7.7 million related to inventory fair value adjustments recorded in cost of sales, all related to the SI acquisition on January 31, 2006.

	Three Months Ended			Six Months Ended
	July 1,	June 30, (a)		July 1	June 30, (a)
	(dollars in millions)
Income before interest and taxes	2007	2006	% Increase/ (decrease)	2007	2006	% Increase/ (decrease)
North America
Furnishings	$9.4	$11.5	(18.3)%	$15.9	$15.0	6.0%
Geosynthetics	(1.4)	0.7	NM	(3.4)	(4.6)	26.1%
Industrial products	(0.4)	(1.3)	69.2%	(2.5)	(2.5)	0.0%
Concrete fiber	(1.5)	(1.2)	(25.0)%	(3.1)	(10.1)	69.3%
Europe	1.9	2.1	(9.5)%	3.7	3.7	0.0%
Brazil	0.8	0.3	167.0%	1.4	1.0	40.0%

Segment income	8.8	12.1	(27.3)%	12.0	2.5	380.0%
Reconciling items:
Gain on sale of Roanoke	—	(44.5)	NM	—	(44.5)	NM

Income before interest and taxes	8.8	56.6	(84.5)%	12.0	47.0	(74.5)%

NM	– Not meaningful
(a)	Prior to 2007, the Industrial Products segment included all of our Mexico manufacturing and selling activities because the majority of its activities related to industrial products. Beginning in 2007, manufacturing and selling activity for Mexico is attributable to the furnishings and industrial segments. We have revised the industrial products and furnishings segments for 2006 to make them comparable to the current year presentation.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Three Months Ended			Six Months Ended
	July 1,	June 30,		July 1,	June 30,
	(dollars in millions)
Selected financial data	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
Income before interest and income taxes	$8.8	$56.6	(84.5)%	$12.0	$47.0	(74.5)%
Interest expense, net	8.0	8.5	(5.9)%	16.4	20.5	(20.0)%

Income before income taxes	0.8	48.1	(98.3)%	(4.4)	26.5	NM
Income taxes	(0.2)	18.4	101.1%	(1.3)	10.3	NM

Net Income	$1.0	$29.7	(96.6)%	$(3.1)	$16.2	NM

Worldwide sales volumes (million square yards for fabric sales)	478	573	(16.6)%	912	1,206	(24.4)%
Worldwide sales volumes (million lbs for fiber sales)	12	27	(55.6)%	23	41	(43.9)%
Unit net spread, $ per square yard (1)	$0.191	$0.201	(5.0)%	$0.191	$0.185	3.2%
Unit net spread, $ per lb (1)	$0.698	$0.672	3.9%	$0.612	$0.657	(6.8)%

(a)	Unit net spread is defined as revenue less raw material cost on a per square yard basis for predominately polypropylene based fabric sales and on a per pound basis for polypropylene based fiber sales.

Investor Call

Propex Inc. will hold an investor telephone conference call on Thursday, August 9, 2007 at 1:30 PM Eastern Time to discuss the Company’s operating results for the quarter ended July 1, 2007.

This call will be available toll free at 866-214-7077 for North American callers and 416-915-9608 for international callers.

Certain of the statements in this release, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

We caution you not to put undue reliance on any forward-looking statement and, except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect future events or developments.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturer and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.

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